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                                                                    Exhibit 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS

        We consent to the incorporation by reference in this registration statement on Form S-3, to be filed with the Securities and Exchange Commission on or about November 5, 1997, of our report, dated March 20, 1997, on our audits of the consolidated financial statements of United Leisure Corporation and subsidiaries and to our report, dated October 1, 1997, on our audit of the historical summary of revenues and direct operating expenses of the Las Vegas Plaza Shopping Center for the year ended December 31, 1996. We also consent to the reference of our firm under the caption "Experts" in the registration statement.


                                               /s/ Hollander, Gilbert & Co.


Los Angeles, California
November 5, 1997